EXHIBIT No. 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-91901) pertaining to Teltronics, Inc. Saving Plan, (Form S-8 No. 333-45968) pertaining to Teltronics, Inc. 2000 Employee Stock Purchase Plan and (Form S-8 Nos. 333-91905 and 333-45372) pertaining to Teltronics, Inc. 1995 Incentive Stock Option Plan, of our report dated February 16, 2001, with respect to the consolidated financial statements and schedule of Teltronics, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2000.

                              /s/ Ernst & Young LLP

Tampa, Florida
April 11, 2001